EX-99.1 PRESS RELEASE
Exhibit 99.1

Innotrac Corporation Names George M. Hare as Chief Financial Officer

ATLANTA, GA (May 17, 2007) - Innotrac Corporation (NASDAQ:  INOC) today announced that George M. Hare, 52, has been named Chief Financial Officer at Innotrac Corporation, effective May 16, 2007. George will be responsible for directing all the financial activities of the Company, including preparing SEC reports, maintaining controls to protect the Company’s assets and partnering with the Company’s executive management team to drive the growth and profitability of the business through enhancement of the Company’s existing operations and potential acquisition activity as opportunities arise.

Prior to joining the Company, Mr. Hare served as Chief Financial Officer of Devcon International, Corp., (“Devcon”) a $100 million, publicly-traded security monitoring and construction company. Prior to joining Devcon, Mr. Hare was Chief Financial Officer and Chief Operating Officer of Directions in Marketing, Inc., a privately-owned designer and importer of home furniture. From April 2002 to June 2004, Mr. Hare was Senior Vice President and Chief Financial Officer of CareCentric, Inc., (“CareCentric”), a publicly-traded company that listed on NASDAQ until September of 2003, after which date CareCentric ceased to be publicly-traded. Prior to joining CareCentric in April 2002, Mr. Hare was a Partner with Tatum CFO Partners, LLP (“Tatum”) where he held the position of Chief Financial Officer for certain public and privately-owned companies that were clients of Tatum. Prior to Tatum, he was a Vice President of ADT Security Systems, Inc. where he held various executive positions including Managing Director responsible for four service businesses that employed 1,800 employees at 30 locations in Australia and New Zealand. He has previously held the position of Corporate Director - Financial Planning Analysis for Campbell Soup Company, a NYSE company. Mr. Hare received his MBA and BS in Accounting Finance at Lehigh University in Bethlehem, PA, and is a Certified Public Accountant in the state of Pennsylvania. Mr. Hare is 52 years old.

Mr. Scott D. Dorfman, President, Chief Executive Officer and Chairman of the Board said, “We are excited to have George join our management team. George is a financial executive who has the experience in operations and diverse industry experience to bring additional value when working with our customers. Additionally, his extensive experience in both public and privately-owned businesses will no doubt be an immediate asset for us. We look forward to his contributions to our Company as we continue towards achieving our longer term objectives.”

About Innotrac

Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates ten fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Web site, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature. Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac's ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2006 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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FOR MORE INFORMATION:	Christine Herren Innotrac Corporation (678) 584-4000 or E-mail: investorrelations@innotrac.com